                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              IMCO Recycling Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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

                                Preliminary Copies

                                IMCO RECYCLING INC.



Dear Stockholder:

     You are cordially invited to the Annual Meeting of Stockholders of IMCO Recycling Inc. scheduled to be held at the Central Tower at Williams Square, Twenty-Sixth Floor, LaCima Club, Lakeside Room, 5215 North O'Connor Blvd., Irving, Texas, on Wednesday, May 13, 1998, commencing at 9:00 A.M., Central Daylight Savings Time. Your Board of Directors and management look forward to greeting those stockholders able to attend in person.

     At the meeting, you will be asked to consider and elect two directors to serve until the 2001 Annual Meeting of Stockholders. Your Board of Directors has unanimously nominated these persons for election as directors. You are also being asked to consider and approve an amendment to increase the number of the Corporation's authorized shares, to consider and approve amendments to the Corporation's Annual Incentive Program and the Corporation's 1992 Stock Option Plan, and to consider and ratify the appointment of Ernst & Young LLP as the Corporation's independent accountants for 1998. Information concerning the Board nominees, the proposal regarding the authorized share increase, the proposals regarding the amendments to the Annual Incentive Program and the 1992 Stock Option Plan, and the proposal regarding the Corporation's independent accountants, as well as other important information, is contained in the accompanying proxy statement which you are urged to read carefully.

     Whether or not you plan to attend in person and regardless of the number of shares you own, it is important that your shares be represented and voted at the meeting. Accordingly, you are requested to sign, date and mail the enclosed proxy at your earliest convenience. Your shares will then be represented at the meeting, and the Corporation will be able to avoid the expense of further solicitation.

     On behalf of IMCO's Board of Directors and employees, thank you for your cooperation and continued support.

                              Sincerely,



                              DON V. INGRAM
                              CHAIRMAN OF THE BOARD



March 31, 1998

                                 Preliminary Copies

                                IMCO RECYCLING INC.
                        5215 North O'Connor Blvd., Suite 940
                          Central Tower at Williams Square
                                Irving, Texas 75039

                      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                              To Be Held May 13, 1998


To the Stockholders of
IMCO Recycling Inc.

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders of IMCO Recycling Inc. (the "Corporation") will be held at the Central Tower at Williams Square, Twenty-Sixth Floor, LaCima Club, Lakeside Room, 5215 North O'Connor Blvd., Irving, Texas, on Wednesday, May 13, 1998, at 9:00 A.M., Central Daylight Savings Time, for the following purposes:

     1. To elect two Class I directors to hold office until the 2001 Annual Meeting of Stockholders or until their respective successors shall have been elected and qualified.

     2. To consider and vote upon the approval of an amendment to the Corporation's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 to 40,000,000 shares.

     3. To consider and vote on the approval of an amendment to the Corporation's Annual Incentive Program.

     4. To consider and vote on the approval of an amendment to the Corporation's 1992 Stock Option Plan.

     5. To consider and ratify the appointment of Ernst & Young LLP as the Corporation's independent accountants for 1998.

     6. To transact any other business which properly may be brought before the meeting and any adjournment thereof.

     Only holders of record of the Corporation's Common Stock at the close of business on March 20, 1998 are entitled to notice of and to vote at the Annual Meeting. A complete list of such stockholders will be open to the examination of any stockholder at the Corporation's principal executive offices at 5215 North O'Connor Blvd., Suite 940, Central Tower at Williams Square, Irving, Texas for a period of ten days prior to the meeting. The meeting may be adjourned from time to time without notice other than by announcement at the meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR AT DIFFERENT ADDRESSES, EACH SUCH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED. THE PROXY CARD SHOULD BE SIGNED BY ALL REGISTERED HOLDERS EXACTLY AS THE STOCK IS REGISTERED. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE AND, IF PRESENT AT THE MEETING, MAY WITHDRAW IT AND VOTE IN PERSON. ATTENDANCE AT THE ANNUAL MEETING IS LIMITED TO STOCKHOLDERS, THEIR PROXIES AND INVITED GUESTS OF THE CORPORATION.

     This Notice, the accompanying Proxy Statement, and the Proxy enclosed herewith are sent to you by order of the Board of Directors of the Corporation.

                              PAUL V. DUFOUR
                              Secretary


Irving, Texas
March 31, 1998

                                IMCO RECYCLING INC.
                        5215 North O'Connor Blvd., Suite 940
                          Central Tower at Williams Square
                                Irving, Texas 75039

                                  PROXY STATEMENT
                                        FOR
                           ANNUAL MEETING OF STOCKHOLDERS

                              To Be Held May 13, 1998

                      SOLICITATION AND REVOCABILITY OF PROXIES

     The Board of Directors of the Corporation is soliciting proxies to be voted at the Annual Meeting of Stockholders to be held in Irving, Texas on May 13, 1998 and at any adjournment thereof. The Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about March 31, 1998 in connection with this solicitation.

     This proxy solicitation is intended to afford stockholders the opportunity to vote on the matters set forth in the accompanying Notice of Annual Meeting dated March 31, 1998. The proxy permits stockholders to withhold voting for any or all nominees for election to the Corporation's Board of Directors (the "Board") and to abstain from voting on any other specified proposal if the stockholder so chooses.

     All holders of record of shares of the Corporation's Common Stock at the close of business on March 20, 1998 (the "Record Date") are entitled to notice of and to vote at the meeting. On the Record Date, the Corporation had outstanding 16,486,111 shares of Common Stock, par value $.10 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote on each matter to come before the meeting. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote as of the Record Date is necessary to constitute a quorum at the meeting. A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting, provided a quorum is constituted, is required for the election of directors. The proposal to amend the Corporation's Certificate of Incorporation requires for its approval the affirmative vote of a majority of the shares of Common Stock issued, outstanding and entitled to vote at the Annual Meeting. All other action proposed herein may be taken upon the affirmative vote of a majority of the votes cast by the stockholders represented at the Annual Meeting, provided a quorum is constituted.

     With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all other proposals and will be counted as present for purposes of the item on which the abstention is noted. Since the amendment to the Corporation's Certificate of Incorporation will require the approval of holders of a majority of the outstanding shares of Common Stock, abstentions will have the effect of a negative vote. In addition, abstentions on the proposal to amend the Annual Incentive Program or the proposal to amend the 1992 Stock Option Plan will have the effect of a negative vote because approval of those proposals requires the affirmative vote of holders of a majority of the shares present in person or by proxy and entitled to vote. Under the rules of the New York Stock Exchange ("NYSE"), brokers who hold shares in street names for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers who do not receive instructions are entitled to vote on the election of directors, the proposal to amend the Corporation's Certificate of Incorporation, the proposal to amend the Annual Incentive Program, the proposal to amend the 1992 Stock Option Plan and the proposal to ratify the appointment of the auditors.
Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors or the proposal to ratify the appointment of the auditors, nor will it count as a vote cast in determining the total votes cast on the proposal to amend the Annual Incentive Program or the proposal to amend the 1992 Stock Option Plan. However, a broker non-vote will have the same effect as a vote against the proposed amendment to the Corporation's Certificate of Incorporation.

     Any stockholder has the unconditional right to revoke his proxy at any time before it is voted. Any proxy given may be revoked either by a written notice duly signed and delivered to the Secretary of the Corporation prior to the exercise of the proxy, by execution of a subsequent proxy or by voting in person at the meeting (although attending the Annual Meeting without executing a ballot or executing a subsequent proxy will not constitute revocation of a proxy). Where a stockholder's duly executed proxy specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no such specification is made, the shares will be voted (i) FOR the nominees for director identified below; (ii) FOR the approval of the proposed amendment to the Corporation's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 to 40,000,000 shares; (iii) FOR the approval of the the amendment to the Corporation's Annual Incentive Program; (iv) FOR the approval of the amendment to the Corporation's 1992 Stock Option Plan; and (v) FOR the ratification of the appointment of Ernst & Young LLP as the Corporation's independent accountants for 1998.

                                 1999 ANNUAL MEETING

     The Board presently intends to hold the Corporation's next Annual Meeting of Stockholders on or about May 12, 1999. A Proxy Statement and Notice of such meeting will be mailed to all stockholders approximately one month prior to that date. In order to be eligible for inclusion in the Corporation's proxy statement for the 1999 Annual Meeting of Stockholders, any proposal of a stockholder must be received by the Corporation at its principal executive offices in Irving, Texas, by December 1, 1998. All stockholder proposals must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

                          VOTING AND PRINCIPAL STOCKHOLDERS

     At the Record Date, there were outstanding 16,486,111 shares of Common Stock which were held of record by 484 stockholders. The holders of the Common Stock have no appraisal or similar rights with respect to any of the matters being voted on at the Annual Meeting.

     The following table sets forth as of March 20, 1998, certain information with regard to the beneficial ownership of Common Stock by (i) all persons known by the Corporation to be the beneficial owner of more than 5% of the outstanding Common Stock of the Corporation; (ii) each director and nominee for director of the Corporation (see "Election of Directors"); (iii) each named executive officer of the Corporation; and (iv) all executive officers and directors as a group.

                                       Number       Shares Underlying        Total         Percent
        Name of                         of         Options Exercisable     Beneficial         of
    Beneficial Owner                  Shares(1)       within 60 Days        Ownership        Class
----------------------------        ----------     -------------------    -----------      ---------
Don V. Ingram                        1,235,310  (2)     87,916            1,383,077           8.0%
2200 Ross Ave., Suite 4500-E
L.B. 170
Dallas, Texas  75201

William Warshauer                    1,102,660  (3)        -0-            1,102,660           6.7%
430 W. Garfield Ave.
Coldwater, Michigan  49036

Mellon Bank Corporation              1,880,577  (4)        -0-            1,880,577          11.4%
One Mellon Bank Center
Pittsburgh, Pennsylvania  15258

Eagle Asset Management, Inc.         1,198,940  (5)        -0-            1,198,940           7.3%
880 Carillion Parkway
St. Petersburg, Florida  33716

Steve Bartlett (6)                         -0-             -0-                  -0-             *

J.M. Brundrett                          16,678           5,581               24,204             *

Ralph L. Cheek                          69,519           2,670               74,134             *

John J. Fleming                         20,646           5,981               28,572             *

Thomas A. James (7)                      7,128           2,505               11,578             *

Don Navarro                              2,678           5,981               10,604             *

Jack C. Page                             1,778           5,981                9,704             *

Paul V. Dufour                          80,410         189,233              269,643           1.6%

Richard L. Kerr                         36,980         117,000              153,980             *

C. Lee Newton                           26,173         122,234              148,407             *

Thomas W. Rogers                        23,200         106,667              129,867             *

Frank H. Romanelli (8)                      --              --                   --             *

All Executive Officers               1,527,575         700,074  (9)       2,227,649
and Directors as a group
(14 persons, including those
individuals named above)

--------------------------------
*Less than 1%

(1) Except as otherwise indicated, the persons named in the table possess sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Includes shares of Common Stock held by wives and minor children of such persons and corporations in which such persons hold a controlling interest.

(2) Represents 995,169 shares owned by Mr. Ingram directly, 78,141 shares owned by Mr. Ingram's wife and 162,000 shares held by trusts and custodial accounts created for the benefit of Mr. Ingram's children and relatives (of which Mr. Ingram is trustee). Substantially all of these shares have been pledged or are held in margin maintenance accounts.

(3) Represents 551,330 shares owned by Mr. Warshauer directly and 551,330 owned by Mr. Warshauer's wife. Includes 225,000 shares owned by Mr. Warshauer and his wife held in an escrow fund and subject to return to the Corporation under certain conditions pursuant to an Escrow Agreement by and among Mr. Warshauer, his wife and the Corporation, entered into in connection with the Corporation's acquisition of Alchem Aluminum, Inc. in 1997.

(4) Information with respect to beneficial ownership of shares of Common Stock by Mellon Bank Corporation is based solely upon the latest report of Mellon Bank Corporation on Schedule 13G dated January 20, 1998 as filed with the Securities and Exchange Commission. Mellon Bank Corporation or certain of its direct or indirect subsidiaries has sole and shared power to vote or to direct the vote for 1,569,024 shares and 157,680 shares, respectively, and sole and shared power to dispose or to direct the disposition of 1,723,952 shares and 156,625 shares, respectively.

(5) Information with respect to beneficial ownership of shares of Common Stock by Eagle Asset Management, Inc. is based solely upon the latest report of Eagle Asset Management, Inc. on Schedule 13G dated January 31, 1998 as filed with the Securities and Exchange Commission.

(6)  Mr. Bartlett is a nominee for Class I Director of the Corporation.

(7) Does not include shares owned by Raymond James Financial, Inc. or its subsidiaries of which Mr. James is Chairman of the Board and Chief Executive Officer.

(8) Mr. Romanelli resigned as President, Chief Executive Officer and director of the Corporation effective February 7, 1997.

(9) Represents outstanding options under the Corporation's stock option plans granted to officers and directors of the Corporation which are exercisable within 60 days of March 20, 1998.

                               ELECTION OF DIRECTORS

GENERAL

     The Certificate of Incorporation of the Corporation provides that the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time exclusively by the Board of Directors (but not to a number less than three) and that the directors shall be divided into three classes as nearly equal in number as possible. The term of office of the Class I directors expires at the Annual Meeting of Stockholders to be held on May 13, 1998, the term of office of the Class III directors expires at the 1999 Annual Meeting of Stockholders and the term of office of the Class II directors expires at the 2000 Annual Meeting of Stockholders.

     The persons named in the proxy will vote for Don V. Ingram and Steve Bartlett as nominees for election as Class I Directors except where authority has been withheld as to a particular nominee or as to all nominees. Mr. Ingram is currently a member of the Board of Directors. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority by the persons named therein for any substitute designated by the Board.

DIRECTORS AND NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

NOMINEES

CLASS I DIRECTORS; PRESENT TERM EXPIRES 1998.


     NAME                          AGE
     -----                        -----
     Don V. Ingram ...............  62
     Steve Bartlett ..............  50

     Don V. Ingram has served as a director since 1988. He was elected chief executive officer of the Corporation on February 7, 1997 and has served as Chairman of the Board of the Corporation since 1994. Mr. Ingram played the major role in the Corporation's formation in 1986. Mr. Ingram has been owner and President since 1984 of Summit Partners Management Co., a private investment management company in Dallas. Mr. Ingram is also a director of Profco Resources Ltd.

     Steve Bartlett founded Meridian Products Corporation, located in Dallas, Texas, in 1976 and serves as its Chairman. He is also Chairman of Saranda Corporation, located in Phoenix, Arizona, which he acquired with other shareholders in 1996. Meridian Products Corporation and Saranda Corporation are manufacturers of injection-molded plastics. Mr. Bartlett served as Mayor of Dallas, Texas from 1991 until 1995, and he served as a Member of the U.S. House of Representatives from 1983 until 1991, representing the Third Congressional District of Texas. Mr. Bartlett is a also a director of Sun Coast Industries, Inc., Kaufman and Broad Home Corporation and Oasis Car Wash, Inc.

DIRECTORS CONTINUING IN OFFICE

CLASS III DIRECTORS; PRESENT TERM EXPIRES 1999.


     NAME                                    AGE
     -----                                   ----
     J.M. Brundrett ......................... 73
     Ralph L. Cheek ......................... 67
     Jack C. Page............................ 72

     J. M. Brundrett, a retired Doctor of Veterinary Medicine, has served as a director since March 1985. Dr. Brundrett is a private investor in real estate and securities.

     Ralph L. Cheek has served as a director since May 1987. Mr. Cheek served as Chairman, President and Chief Executive Officer of the Corporation and its predecessors from 1987 to August 1994. Previously, Mr. Cheek held various positions with Kaiser Aluminum and Chemical Corporation, most recently as Vice President--Europe and Vice President--Pacific Northwest.

     Jack C. Page has served as a director since November 1991. Mr. Page is an independent management consultant with experience in conducting organizational, marketing, management and computer studies in both the private and public sectors. Before founding his own consulting business in 1972, Mr. Page headed the Dallas and Mexico City offices of Booz, Allen & Hamilton, Inc., an international consulting firm.

CLASS II DIRECTORS; PRESENT TERM EXPIRES 2000.

     NAME                                    AGE
     -----                                   ----
     John J. Fleming......................... 58
     Don Navarro............................. 53

     John J. Fleming has served as a director since May 1989. Mr. Fleming is Chairman and Chief Executive Officer of Profco Resources Ltd., a Canadian oil and gas exploration and production company. Mr. Fleming served as Chairman and Chief Executive Officer from 1980 until March 1991 of CanCapital Corporation, a Canadian merchant banking, securities investment, and oil and gas exploration and production company headquartered in Calgary, Alberta, Canada. Mr. Fleming also serves as a director of Gothic Energy Corporation.

     Don Navarro has served as a director since June 1986. Mr. Navarro is president of The Navarro Group, a company which provides business and management services to public and private companies, specializing in assisting organizations to develop, refine and implement strategic plans. Mr. Navarro also serves as a director of Pizza Inn, Inc.

     Thomas A. James is currently a Class I Director but is not standing for reelection at the Annual Meeting.

     The Board recommends that stockholders vote FOR Don V. Ingram and Steve Bartlett as nominees for election as Class I Directors at the Annual Meeting of Stockholders.


                        MEETINGS OF DIRECTORS AND COMMITTEES

     The Board held a total of six Board meetings in 1997. Each director attended at least 75% of the meetings of the full Board and the committees of which he was a member held during 1997. The Board has established four standing committees to assist it in the discharge of its responsibilities.
In addition, the Board has created an Executive Compensation Subcommittee within the Compensation Committee.

     The Audit Committee reviews the professional services provided by the Corporation's independent accountants and the independence of such firm from management of the Corporation. This Committee also reviews the scope of the audit coverage, the annual financial statements of the Corporation, the adequacy of the Corporation's internal accounting controls and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Corporation as it may find appropriate or as have been brought to its attention. This Committee held seven meetings in 1997. The members of the Audit Committee are Mr. Page, Chairman, and Mr. Fleming and Mr. James.

     The Compensation Committee reviews and recommends the amount and form of compensation and benefits payable to all officers, advises and consults with management regarding the benefit plans and compensation policies and practices of the Corporation, and administers the Corporation's stock option, incentive and bonus plans (except with respect to matters entrusted to the Executive Compensation Subcommittee, as described below). This Committee held eight meetings in 1997. The members of the Compensation Committee are Mr. Navarro, Chairman, Mr. Fleming and Mr. Page.

     The Executive Compensation Subcommittee was formed during 1997 to succeed to certain principal functions previously reserved to the Compensation Committee. The Executive Compensation Subcommittee's principal responsibility is to review and advise the board with respect to performance-based compensation of corporate officers who are, or who are likely to become, subject to Section 162(m) of the Internal Revenue Code (which limits the deductibility of compensation in excess of $1 million paid to a corporation's chief executive and four other highest compensated executive officers, unless certain conditions are met), and equity awards to corporate officers and directors who are subject to Section 16 of the Securities Exchange Act of 1934. The Subcommittee met one time during 1997. Messrs. Fleming (Chairman) and Page comprise the members of this subcommittee.

     The Environmental Committee was established for the purposes of providing oversight and reviewing, reporting on and making recommendations to the Board regarding the Corporation's policies concerning environmental, health and safety matters affecting the Corporation. This Committee held three meetings in 1997. The members of the Environmental Committee are Dr. Brundrett, Chairman, and Mr. Cheek.

     The Committee on Directors was established for the purpose of recommending to the Board nominees for election or reelection as director and to recommend policies regarding certain board governance issues. While the Committee on Directors normally is able to identify from its own resources an ample number of qualified candidates, it will consider stockholder suggestions of persons to be considered as nominees to fill future vacancies on the Board. Such suggestions must be sent in writing to the Secretary at the address of the Corporation's principal executive offices, and must be accompanied by detailed biographical and occupational data on the prospective nominee, along with a written consent of the prospective nominee to the consideration of his or her name by the Committee on Directors.
Additionally, there must be no legal impediments to the nominee serving as a director. However, the selection of nominees is solely within the discretion of the Board of Directors. The Committee on Directors held two meetings in 1997. The members of the Committee on Directors are Mr. Navarro, Chairman, Dr. Brundrett and Mr. Ingram.

                    COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

     The Compensation Committee of the Board of Directors (the "Committee") has furnished the following report on executive compensation for 1997. During 1997 the Committee was comprised of Don Navarro, Chairman, John J. Fleming and Jack C. Page. Because certain of the functions of the Committee have been transferred to the Executive Compensation Subcommittee (the "Subcommittee"), the Subcommittee joins in this report.

COMPENSATION POLICY

     The principal goal of the Corporation's executive compensation policy is to support the overall objective of enhancing stockholder value, while at the same time attracting, motivating and retaining qualified and productive employees. It is the policy of the Corporation that a significant portion of the compensation paid to the executive officers should be based on the Corporation's results of operations and the growth in value of its equity. This policy aligns the interests of the Corporation's management and stockholders by placing increased emphasis on performance-based pay and reduced emphasis on fixed pay in total compensation. To achieve its goals, the Corporation's executive compensation policies have been designed to provide competitive levels of compensation that integrate annual base compensation with bonuses based upon corporate performance and individual initiatives and performance. Since 1990, the Corporation has also adopted and implemented stock option plans under which the benefits realized by executives are directly related to stock price performance. To further this objective of linking compensation to Corporation performance, the Board adopted bonus participation plans in 1992 and 1996. The 1996 plan established bonuses tied to formulas based on return on total assets and earnings per share.

     During 1997, the Board of Directors created the Executive Compensation Subcommittee, consisting of Messrs. Fleming and Page, to address all issues before the Committee that require decisions by directors who qualify as outside directors under Section 162(m) of the Internal Revenue Code of 1986, and as non-employee directors under Section 16(b) of the Securities Exchange Act of 1934.

     As a result of the Committee's continuing review of the competitiveness of the Corporation's total compensation program for officers, employees, directors and consultants, the Committee has recommended to the Board of Directors that the Corporation adopt an amendment to the IMCO Recycling Inc. Annual Incentive Program (the "Incentive Plan"). The proposed amendment would increase the number of shares of Common Stock reserved for issuance under the Incentive Plan from 500,000 to 900,000 shares. See "Proposal to Approve Amendment to the IMCO Recycling Inc. Annual Incentive Program." The Committee has also recommended to the Board of Directors that the Corporation adopt a similar amendment to the IMCO Recycling Inc. 1992 Stock Option Plan (the "1992 Plan"). The proposed amendment would increase the number of shares of Common Stock reserved for issuance under the 1992 Plan from 1,150,000 to 1,550,000 shares. See "Proposal to Approve Amendment to the IMCO Recycling Inc. 1992 Stock Option Plan."

     In its assessment of compensation levels, the Committee takes into consideration performance relative to the individual responsibilities of the executive officers as well as the financial performance of the Corporation relative to its goals and relative to the financial performance of other companies. To assist it in its consideration, the Committee periodically engages the services of outside compensation consultants to evaluate the Corporation's executive compensation structure from time to time. In this regard, the Corporation has recently retained an outside consulting firm to advise the Committee regarding the compensation paid to the Corporation's employees, including its executive officers.

     For 1997, the principal elements of the Corporation's executive compensation program consisted of base salary, cash bonuses and stock options. Following is a description of the elements of the Corporation's current executive compensation program and how each relates to the objectives and policies outlined above.

BASE SALARY

     The Committee reviews each executive officer's salary annually. In determining appropriate salary levels, the Committee considers compensation levels for executive positions in the external market with similar duties and responsibilities, corporate and individual performance, and internal equity.

     Mr. Ingram's annual base salary was fixed at $350,000 in February 1997, when he assumed the duties of chief executive officer of the Corporation pursuant to negotiations with members of the Committee. In connection with Mr. Ingram's employment, a consulting agreement between the Corporation and Mr. Ingram was terminated. In determining Mr. Ingram's base salary amount, the Committee considered relevant factors, including compensation levels for comparable CEO positions. As a result of improved financial results of the Corporation in 1997, Mr. Ingram's annual base salary was increased to $361,200 effective January 1, 1998. See also "Remuneration of Directors and Officers."

ANNUAL BONUSES

     Under the Corporation's Incentive Plan, in the event that the Corporation's return on total assets is greater than ten percent (10%) with respect to a fiscal year, executive participants are eligible for a bonus to be determined pursuant to a formula tied to each participant's salary. Participants are also eligible for a bonus based upon the growth in average annual earnings per share of the Corporation. After calculating the maximum bonuses payable under the Annual Incentive Program, such amounts may be reduced by the Committee (or Subcommittee, in the case of the Named Executive Officers). Bonuses under the Incentive Plan are payable in cash and/or in shares of Common Stock.

     During 1997, the Committee awarded cash bonuses under the Incentive Plan to Mr. Ingram and the other Named Executive Officers totalling $457,300 in the aggregate. The Committee awarded discretionary cash bonuses to Mr. Ingram and the other Named Executive Officers totalling $266,500 in the aggregate. See "Remuneration of Directors and Officers" and "Proposal to Approve Amendment to the IMCO Recycling Inc. Annual Incentive Program."

LONG-TERM INCENTIVES

     Through grants of stock options to the Named Executive Officers and others, the Corporation's philosophy for long-term incentives is to retain and motivate executives to improve corporate performance and stock value.

     The Incentive Plan provides for the granting of stock options to participants in the event that the return on total assets for any fiscal year exceeds 15%. In that event, the Committee (or Subcommittee, as the case may be) may grant options covering a number of shares of Common Stock to be determined pursuant to a formula based upon the total bonus awarded to each participant. In addition, the Incentive Plan was amended in 1997 to permit discretionary grants of options to employees, officers, directors and consultants by the Committee (or the Subcommittee) in recognition of a participant's contributions or potential contributions to the Corporation.

     The Corporation's 1992 Plan permits options to be granted at the discretion of the Committee (or the Subcomittee) for shares of Common Stock having an exercise price of not less than the market value on the date of grant. To encourage early exercise and stock retention, both the 1992 Plan and the Incentive Plan provide for a replacement option feature which results in automatic additional stock option grants if a participant delivers Common Stock in payment of the exercise price or if shares are delivered to, or withheld by, the Corporation in payment of the Corporation's tax withholding obligations. Additionally, both plans contains provisions which restrict the disposition of a portion of the Common Stock received by a participant upon any exercise of this nature for a specified period of time while he or she remains employed by the Corporation.

     To encourage stock ownership, the Committee has established stock ownership guidelines for all officers of the Corporation. These guidelines set forth specified levels, as established from time to time by the Committee, of stock ownership that officers are encouraged to achieve in order to determine the portions of each participant's Incentive Plan bonus to be payable in stock and the portion payable in cash. In addition, the guidelines prohibit the granting of additional stock options under the formula-option-grant provisions of the Incentive Plan to officers who have outstanding vested stock options covering shares in excess of specified amounts established by the Committee from time to time (these provisions would not prohibit grants of discretionary options to these officers under the Incentive Plan.)

     To further encourage option exercises and stock ownership, the Board has also recently approved the Amended and Restated Option Plan Executive Option Exercise Loan Program (the "Option Loan Program"). The Option Loan Program only applies to certain options which have remained outstanding under the Corporation's Amended and Restated Option Plan; the term of this plan has expired, and no additional options may be granted under its terms. The Option Loan Program provides selected executive employees with the opportunity to borrow, on a full recourse basis, funds from the Corporation in order to permit executive employees to exercise their stock options under the Amended and Restated Option Plan and to pay federal and state taxes realized upon such exercises. Loans are secured by the shares purchased upon exercise.

     During 1997, Mr. Ingram and the other Named Executive Officers received discretionary stock option grants under the 1992 Plan and the Incentive Plan covering an aggregate of 365,000 shares of Common Stock at exercise prices ranging from $15.00 per share to $15.625 per share. At December 31, 1997, Mr. Ingram and the other Named Executive Officers held options covering an aggregate of 1,220,442 shares of Common Stock, of which 623,050 shares were vested and exercisable. See "Summary Compensation Table," "Option Grants in Last Fiscal Year" and "Proposal to Approve Amendment to the IMCO Recycling Inc. Annual Incentive Program" below.

CHIEF EXECUTIVE OFFICER COMPENSATION

     In February 1997, Mr. Frank H. Romanelli resigned as the Corporation's President and Chief Executive Officer, and as director. Following Mr. Romanelli's resignation, Don V. Ingram assumed the duties of Chief Executive Officer in addition to his duties as Chairman of the Board of Directors of the Corporation. Mr. Ingram's annual base salary was fixed at $350,000. As stated above, Mr. Ingram's annual base salary was increased to $361,200 effective January 1, 1998. See "Election of Directors."

     Mr. Ingram received an aggregate of $243,000 in cash bonus with respect to the year ended December 31, 1997. Of this amount, $153,000 was determined pursuant to the terms of the Incentive Plan, and $90,000 was awarded by the Committee as a discretionary cash bonus.

     Mr. Ingram's discretionary cash bonus and participation in total option grants made by the Corporation during 1997 under the 1992 Plan and the Incentive Plan were based upon overall compensation packages and option plans provided to senior executives in similar companies as well as Mr. Ingram's level and scope of responsibilities and contributions to the Corporation during 1997. Based on these criteria, in 1997 the Committee awarded options to purchase 55,000 shares of Common Stock under the 1992 Plan and options to purchase 100,000 shares of Common Stock under the Incentive Plan to Mr. Ingram.

INTERNAL REVENUE CODE LIMITS ON DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation's chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Subcommittee generally intends to structure performance-based compensation, including stock option grants and annual bonuses to executive officers who may be subject to Section 162(m) requirements, in a manner that satisfies those requirements.

     The Board, the Committee and the Subcommittee reserve the authority to award non-deductible compensation in other circumstances as they deem appropriate. Further, because of ambiguities and uncertainities as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Corporation's efforts, that compensation intended by the Corporation to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

SUMMARY

     The Committee believes that the Corporation's executive compensation policies and programs serve the interests of the stockholders and the Corporation effectively, provide motivation for executives to contribute to the Corporation's overall success and enhance the value of the Corporation for the stockholders' benefit. As in past years, when performance goals are met or exceeded, resulting in increased value to stockholders, executives will be rewarded commensurately. In the aggregate, 39% of the Named Executive Officers' cash compensation for 1997 was derived from incentives directly linked to corporate performance. Mr. Ingram received 43% of his cash compensation from these incentives. The Committee will continue to monitor the effectiveness of the Corporation's total compensation program and continue to make proposals where applicable to meet the current and future needs of the Corporation.

COMPENSATION COMMITTEE

Compensation Committee Members:
     Don Navarro, Chairman    John J. Fleming     Jack C. Page

Executive Compensation Subcommittee Members:
     John J. Fleming, Chairman     Jack C. Page

     The Compensation Committee Report on executive compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997, the Corporation paid Mr. Navarro $185,000 for Mr. Navarro's special services as a consultant in advising the Corporation in connection with its representation on the Creditors' Committee of a bankrupt major customer of the Corporation. In addition, Mr. Ingram, Chief Executive Officer and Chairman of the Board of the Corporation, is a director of Profco Resources Ltd., a Canadian oil and gas exploration and production company. Mr. Fleming is the President, Chairman and Chief Executive Officer of Profco Resources Ltd. Other than the foregoing, the Corporation has no interlocking relationships or other transactions involving any of its Compensation Committee members that are required to be reported by Securities and Exchange Commission rules, and no current or former officer of the Corporation serves on its Compensation Committee.

                            STOCK PRICE PERFORMANCE GRAPH

     The following performance graph compares the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock (as measured by dividing: (i) the difference between the Common Stock share price at the end and the beginning of the measurement period by (ii) the Common Stock share price at the beginning of the measurement period) with the cumulative total return assuming reinvestment of dividends of (1) The Standard and Poor's 500 Index, (2) The Standard and Poor's Small Cap 600 Index and (3) an index of peer companies selected by the Corporation consisting of: Wellman Inc., Safety-Kleen Corp., and EnviroSource Inc. Allwaste, Inc., a former member of the Corporation's index of peer companies, was acquired on July 31, 1997 by Philip Services Corp. As a result of this transaction, the securities of Allwaste, Inc. are no longer publicly traded, and the company is therefore not included in the Corporation's index of peer companies for 1997. The Corporation considers itself a part of the resource recovery industry, along with the other companies in the peer index.

                             [Stock Performance Graph]


Research Data Group                            Peer Group Total Return Worksheet

Imco Recycling Inc (IMR)

                                                                            CUMULATIVE TOTAL RETURN
                                                  ----------------------------------------------------------------------------
                                                   12/31/92     12/31/93     12/31/94     12/31/95     12/31/96     12/31/97
Imco Recycling Inc                  IMR               100.00        80.17       100.73       164.02        98.97       109.94
PEER GROUP                                            100.00        75.63        87.14        81.30        75.83       112.48
S & P 500                                             110.00       110.08       111.53       153.45       188.68       251.64
S & P SMALLCAP 600                                    100.00       118.79       113.12       147.01       178.35       223.98


     The foregoing graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                       REMUNERATION OF DIRECTORS AND OFFICERS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning compensation paid or accrued by the Corporation to or on behalf of the Corporation's chief executive officers and each of the other four most highly compensated executive officers of the Corporation determined as of the end of the last fiscal year (herein referred to collectively as the "Named Executive Officers") for the fiscal years ended December 31, 1997, 1996, and 1995.

----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
                                       SUMMARY COMPENSATION TABLE
----------------------------------------------------------------------------------------------

                                                                   Annual Compensation
                                                    ------------------------------------------
                                                                                Other annual
Name and Principal Position            Year         Salary         Bonus(2)     compensation
----------------------------------------------------------------------------------------------
                                       1997        $320,833       $243,000         --
D.V. Ingram                            1996              --             --         --
Chief Executive Officer                1995              --             --         --
----------------------------------------------------------------------------------------------
                                       1997        $ 29,087             --         --
F.H. Romanelli (1)                     1996        $275,000             --         --
President and Chief Executive Officer  1995        $275,000       $202,000         --
----------------------------------------------------------------------------------------------
                                       1997        $247,058       $187,000         --
R.L. Kerr                              1996        $214,700             --         --
President and Chief Operating Officer  1995        $214,700       $151,000    $18,144(4)
----------------------------------------------------------------------------------------------

P.V. Dufour                            1997        $232,000       $175,400         --
Executive Vice President, Chief        1996        $199,000             --         --
Financial Officer and Secretary        1995        $199,000       $138,000         --
----------------------------------------------------------------------------------------------

T.W. Rogers                            1997        $172,000        $72,000         --
Senior Vice President, Marketing       1996        $161,500             --         --
and Sales                              1995        $161,500       $112,000         --
----------------------------------------------------------------------------------------------
                                       1997        $161,000        $45,700         --
C.L. Newton                            1996        $150,500             --         --
Senior Vice President, Operations      1995        $150,500      $  96,000         --
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------
                                        Long-Term
                                        Compensation Awards
                                       ---------------------------
                                        Securities underlying       All other
Name and Principal Position              options                    (#)compensation(3)
---------------------------------------------------------------------------------------
                                           155,000                         --
D.V. Ingram                                     --                         --
Chief Executive Officer                         --                         --
---------------------------------------------------------------------------------------

                                                --                    $ 1,031
F.H. Romanelli (1)                          56,000                    $12,375
President and Chief Executive Officer       18,050                    $   730
---------------------------------------------------------------------------------------

                                            95,000                    $13,770
R.L. Kerr                                   33,000                    $12,307
President and Chief Operating Officer       13,800                    $11,286
---------------------------------------------------------------------------------------

P.V. Dufour                                 95,000                    $13,935
Executive Vice President, Chief             33,000                    $11,985
Financial Officer and Secretary             12,800                    $11,589
---------------------------------------------------------------------------------------

T.W. Rogers                                 10,000                    $13,478
Senior Vice President, Marketing            12,500                    $11,423
and Sales                                    9,000                    $11,139
---------------------------------------------------------------------------------------


                                            10,000                    $13,408
C.L. Newton                                 12,500                    $11,257
Senior Vice President, Operations            8,500                    $11,050
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------


(1) Mr. Romanelli resigned as the Corporation's President and Chief Executive Officer on February 7, 1997.

(2) Amounts represent cash bonus payments made to Named Executive Officers (a) in 1998 and 1997 with respect to fiscal year 1997; (b) in 1997 and 1996 with respect to fiscal year 1996; and (c) in 1996 and 1995 with respect to fiscal year 1995.

(3) Represents compensation paid or accrued pursuant to the Corporation's Retirement Savings Plan and Executive Life and Health Insurance Programs described below.

     Retirement Savings Plan. Executive officers who have served for at least one year are eligible to participate in the Corporation's Retirement Savings Plan, which includes both a profit sharing plan feature and a 401(k) feature.

     The Corporation contributed the following amounts to the Retirement Savings Plan for the accounts of the Named Executive Officers during 1997, 1996 and 1995:


                                 1997           1996           1995
                                ------         ------         ------
Don V. Ingram                        --             --             --
Frank H. Romanelli              $ 1,031        $12,375             --
Richard L. Kerr                 $12,750        $12,307        $10,500
Paul V. Dufour                  $12,750        $11,985        $10,500
Thomas W. Rogers                $12,750        $11,423        $10,500
C. Lee Newton                   $12,750        $11,257        $10,500


     EXECUTIVE LIFE INSURANCE PROGRAMS. The Corporation has entered into split-dollar life insurance agreements with certain of the Named Executive Officers to provide each of them with death benefits of $500,000 ($350,000 in the case of Mr. Newton) under life insurance policies. Under the split-dollar life insurance agreements, the Corporation paid the following premiums on behalf of the following officers with respect to term life insurance portions of these policies during 1997, 1996 and 1995:

                                  1997           1996           1995
                                 ------         ------         ------
Don V. Ingram                        --             --             --
Frank H. Romanelli                   --         $  785         $  730
Richard L. Kerr                  $1,020         $  861         $  786
Paul V. Dufour                   $1,185         $1,171         $1,089
Thomas W. Rogers                 $  728         $  686         $  639
C. Lee Newton                    $  658         $  601         $  550

(4) Represents reimbursements of moving expense to Mr. Kerr under the Corporation's relocation policy.

STOCK OPTIONS

     The options shown below were awarded during 1997 pursuant to the 1992 Stock Option Plan and the Annual Incentive Program:



-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                     OPTION GRANTS IN LAST FISCAL YEAR
-----------------------------------------------------------------------------------------------------------
                                                              Individual Grants
-----------------------------------------------------------------------------------------------------------
                                                             Percent of total
                                  Number of securities      options granted to
                                   underlying options       employees in fiscal
Name                                   granted                     year             Exercise or base price
-----------------------------------------------------------------------------------------------------------
                                         (#)                       (%)                   ($/Sh)
-----------------------------------------------------------------------------------------------------------
D.V. Ingram                            40,000 (2)                    7.3%                 $15.000
                                       100,000 (2)                  18.3%                 $15.625
                                       15,000 (3)                    2.7%                 $15.500

-----------------------------------------------------------------------------------------------------------
F. H. Romanelli                        --                              --                      ----

-----------------------------------------------------------------------------------------------------------
R.L. Kerr                              20,000 (2)                    3.7%                 $15.000
                                       55,000 (2)                   10.1%                 $15.625
                                       20,000 (3)                    3.7%                 $15.500

-----------------------------------------------------------------------------------------------------------
P.V. Dufour                            20,000 (2)                    3.7%                 $15.000
                                       55,000 (2)                   10.1%                 $15.625
                                       20,000 (3)                    3.7%                 $15.500

-----------------------------------------------------------------------------------------------------------
T.W. Rogers                            10,000 (3)                    1.8%                 $15.500

-----------------------------------------------------------------------------------------------------------
C.L. Newton                            10,000 (3)                    1.8%                 $15.500

-----------------------------------------------------------------------------------------------------------
Executive Group                        80,000                       14.6%                 $15.000
                                       210,000                      38.4%                 $15.625
                                       91,000                       16.6%                 $15.500

-----------------------------------------------------------------------------------------------------------
Non-Employee Director Group            11,670                        2.1%                 $17.125

-----------------------------------------------------------------------------------------------------------
Non-Executive Officer, Employee
 and Consultant Group                  25,000                        4.6%                 $16.625
                                       129,400                      23.7%                 $15.500

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------
--------------------------------------------------------------------------
                                      OPTION GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------
                                           Individual Grants
--------------------------------------------------------------------------
                                                   Hypothetical Grant Date
Name                            Expiration date    Value (1)
--------------------------------------------------------------------------
D.V. Ingram                        3/20/2002             $150,800
                                   5/13/2002             $398,000
                                  12/19/2007              $66,300

--------------------------------------------------------------------------
F. H. Romanelli                                                --

--------------------------------------------------------------------------
R.L. Kerr                          3/20/2002              $75,400
                                   5/13/2002             $218,900
                                  12/19/2007              $88,400


--------------------------------------------------------------------------
P.V. Dufour                        3/20/2002              $75,400
                                   5/13/2002             $218,900
                                  12/19/2007              $88,400

--------------------------------------------------------------------------
T.W. Rogers                       12/19/2007              $44,200

--------------------------------------------------------------------------
C.L. Newton                       12/19/2007              $44,200

--------------------------------------------------------------------------
Executive Group                    3/20/2005             $301,600
                                   5/13/2005             $835,800
                                  12/19/2007             $402,220

--------------------------------------------------------------------------
Non-Employee Director Group       12/15/2007              $39,561

--------------------------------------------------------------------------
Non-Executive Officer, Employee
 and Consultant Group              5/27/2007             $124,250
                                  12/19/2007             $571,948
--------------------------------------------------------------------------
--------------------------------------------------------------------------


(1) The options are valued pursuant to the Black-Scholes valuation model, based upon the following assumptions: (a) expected stock price volatility calculated using monthly changes in stock price since January 1994, resulting in a stock price volatility of 0.293; (b) a risk-free rate of return calculated using the interest rates of five-year U.S. Treasury notes as of the date of the grant, resulting in a risk-free rate of return assumption of 6.38%, 6.42%, 6.50%, 5.72% and 5.76% for options granted on March 20, 1997, May 13, 1997, May 27, 1997, December 15, 1997 and December
     19, 1997, respectively; (c) a weighted dividend yield assumption of 1.23%, determined by dividing the current $0.20 per share annualized dividends by the fair market value of the common stock on the date of the grant; and (d) a time of exercise assumption of four years (although the actual option term is ten years, that period was reduced for valuation purposes to reflect the non-transferability, vesting schedule and risk of forfeiture of the options).

(2) These options will vest in three equal annual increments beginning on the first anniversary date of the grant. The options provide for an accelerated vesting schedule based upon the attainment of certain market prices per share of the Corporation's Common Stock. The 1992 Stock Option Plan and the Annual Incentive Program provide that in the event of a "change in control" of the Corporation (as defined in the plans), all stock options will become fully vested.

(3) These options will vest in three equal annual increments beginning on the first anniversary date of the grant.

OPTION EXERCISES AND HOLDINGS

     The following table provides information with respect to the Named Executive Officers concerning the exercise of options granted under the Corporation's Amended and Restated Stock Option Plan and 1992 Stock Option Plan during the last fiscal year and unexercised options under the Amended and Restated Stock Option Plan, the 1992 Stock Option Plan and the Annual Incentive Program held as of the end of the fiscal year:


-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
                   AGGREGATED OPTION EXERCISES IN 1997 AND DECEMBER 31, 1997 OPTION VALUES
-------------------------------------------------------------------------------------------------------------------
                                                Exercisable
-------------------------------------------------------------------------------------------------------------------
                                                              Number of  shares             Value of unexercised
Name               Shares acquired       Value realized     underlying unexercised         in-the-money options at
                    on exercise (#)      (1)                options at 12/31/97(#)               12/31/97 (2)
-------------------------------------------------------------------------------------------------------------------
D.V. Ingram            16,667               $93,752                87,916                        $   44,793
-------------------------------------------------------------------------------------------------------------------
F.H. Romanelli         50,667              $143,704                    --                                --
-------------------------------------------------------------------------------------------------------------------
R.L.Kerr                   --                    --               117,000                        $  466,560
-------------------------------------------------------------------------------------------------------------------
P.V. Dufour                --                    --               189,233                        $1,025,444
-------------------------------------------------------------------------------------------------------------------
T.W. Rogers                --                    --               106,667                        $  580,994
-------------------------------------------------------------------------------------------------------------------
C.L. Newton            10,000              $141,100               122,234                        $  856,470
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------
----------------------------------------------------------
AGGREGATED OPTION EXERCISES IN 1997 AND DECEMBER 31, 1997
 OPTION VALUES
----------------------------------------------------------
                       Unexercisable
----------------------------------------------------------
               Number of  shares     Value of unexercised
             underlying unexercised   in-the-money options
            options at 12/31/97 (#)     at 12/31/97 (2)
----------------------------------------------------------
D.V. Ingram          243,536              $94,688
----------------------------------------------------------
F.H. Romanelli            --                   --
----------------------------------------------------------
R.L.Kerr             135,600              $93,688
----------------------------------------------------------
P.V. Dufour          133,657              $88,744
----------------------------------------------------------
T.W. Rogers           32,833              $35,656
----------------------------------------------------------
C.L. Newton           31,766              $33,463
----------------------------------------------------------
----------------------------------------------------------


(1) Value realized is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates.

(2) The last reported sale price of the Common Stock on the ("NYSE") composite tape on December 31, 1997 was $16.0625 per share.

SEVERANCE ARRANGEMENTS

     In February 1997, Mr. Romanelli resigned as the Corporation's President and Chief Executive Officer. The Corporation entered into a Consulting Agreement with Mr. Romanelli pursuant to which the Corporation agreed to pay Mr. Romanelli a monthly retainer of $20,000 for a period not to exceed 18 months. The Consulting Agreement will expire on August 1, 1998 unless earlier terminated upon the occurrence of certain conditions.

DIRECTORS' COMPENSATION

     The Annual Incentive Program provides that each non-employee director shall be granted as a retainer on a quarterly basis (i) a number of shares of Common Stock to be determined from time to time by the Board (the "retainer shares") plus (ii) a cash payment equal to the fair market value of the retainer shares, determined over the five successive trading days prior to the quarterly retainer award date. If a director so elects prior to the beginning of the fiscal quarter, the director may take a total retainer for that quarter equal to twice the number of the retainer shares, in lieu of the cash portion of the quarterly retainer for such quarter. During 1997, the number of shares determined by the Board to constitute the number of retainer shares to be granted each quarter to each non-employee director was 250 shares; the aggregate number of shares issued by the Corporation as retainer shares during 1997 was 7,778 and the aggregate cash payments made were $78,734. In addition, any director serving as a member of a committee of the Board is entitled to receive $750 per committee meeting attended and $250 for telephonic meetings. The Chairman of the Compensation Committee is to receive an annual cash retainer of $4,000; the Chairmen of the other standing committees are each to receive annual retainers of $2,000.

     The 1992 Stock Option Plan provides that each non-employee director will automatically be granted on December 15th of each year a nonqualified stock option to purchase that number of shares of Common Stock determined by dividing the aggregate fair market value (determined over the previous four fiscal quarters when calculating the fair market value of the Common Stock retainer component) of the retainer granted to each director by the fair market value per share of Common Stock on December 15th. On December 15, 1997, pursuant to the 1992 Stock Option Plan, each such non-employee director was granted an option to purchase 1,945 shares of Common Stock. The exercise price per share with respect to these options granted is $17.125. See "Proposal to Approve Amendment to the IMCO Recycling Inc. 1992 Stock Option Plan."

     The Corporation previously had in effect a Consulting Agreement with Mr. Ingram on a month-to-month basis with respect to operations of the Corporation. The Consulting Agreement was terminated effective February 1, 1997. A total of $15,000 was paid to Mr. Ingram under the Consulting Agreement during 1997 prior to its termination.

COMPLIANCE WITH SECTION 16(a)

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers, directors and persons who own more than 10% of the Corporation's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms filed by such person.

     Based solely on the Corporation's review of such forms furnished to the Corporation and written representations from certain reporting persons, the Corporation believes that all filing requirements applicable to the Corporation's executive officers, directors and 10% stockholders were complied with, except that Richard L. Kerr, President of the Corporation, had inadvertently incorrectly reported on Form 4 one transaction during 1995, which resulted in overstating his Common Stock beneficial ownership by 59 shares. This mistake was corrected by amendment to Form 4 filed in August 1997.


                       PROPOSAL TO INCREASE AUTHORIZED SHARES


THE PROPOSAL

     The Board seeks stockholder approval to amend Article Fourth of the Corporation's Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Corporation from 20,000,000 to 40,000,000 shares. This proposal has been adopted by the Board subject to approval by the stockholders of the Corporation, and is attached hereto as Appendix A and made a part hereof.

     Of the 20,000,000 shares of Common Stock authorized for issuance under the Certificate of Incorporation, there are only approximately 1,575,125 shares unissued and unreserved. As of the Record Date, 16,486,111 shares of Common Stock were outstanding and 1,938,764 shares of Common Stock were reserved for issuance under the Corporation's existing stock option and equity incentive plans. Approval of the amendments to the Annual Incentive Program and the 1992 Stock Option Plan without an increase in the Corporation's outstanding Common Stock would result in the Corporation having only approximately 775,125 authorized and unreserved shares to issue under its Certificate of Incorporation.

     The proposed amendment increases the number of authorized shares of Common Stock by 20,000,000 shares. This proposed increase has been recommended by the Board to assure that an adequate supply of authorized and unissued shares is available for general corporate needs, such as employee benefit plans, any future stock dividends and other distributions to stockholders, raising additional capital and other financing arrangements, the conversion of any other securities (such as warrants and preferred stock) that may be issued by the Corporation, and acquisitions by the Corporation of other businesses if favorable opportunities become available. It is important for the Corporation's Board of Directors to have the flexibility to act promptly to address future business needs as they arise. Except for issuances of shares of Common Stock pursuant to the Corporation's stock option and equity incentive plans disclosed in this Proxy Statement, the Corporation has no present plans, agreements, commitments or understandings to issue any additional shares of Common Stock.

     If approved by the stockholders, the additional authorized shares of Common Stock would be available for issuance at the discretion of the Board of Directors without further stockholder approval (subject to applicable Delaware law and NYSE rules), and without the delay and expense incident to the holding of a special meeting of stockholders to consider any specific issuance. The rules of the NYSE require stockholder approval (i) in connection with the acquisition of certain stock or assets, including another business, from a director, officer or substantial stockholder, or from an entity in which one of such persons has a substantial direct or indirect interest, (ii) in a transaction or a series of transactions (except for a public offering of Common Stock for cash) that would result in an increase in the number of shares or voting power of the outstanding shares by 20% or more, (iii) where the issuance of Common Stock would result in a change of control of the Corporation or (iv) in connection with a stock option or stock purchase plan under which stock may be acquired by officers or directors.

     While the Board of Directors is of the opinion that the proposed amendment is in the best interests of the Corporation and its stockholders, the Board recognizes that there may be some disadvantages to the stockholders. The authorized but unissued shares of Common Stock could be used by incumbent management to make more difficult a change in control of the Corporation. Under certain circumstances, such shares could be used to frustrate persons seeking to effect a takeover or otherwise gain control of the Corporation. The increase in authorized shares of Common Stock might have the effect of discouraging an attempt by another person, through the acquisition of a substantial number of shares of Common Stock, to acquire control of the Corporation with a view to imposing a merger, a sale of all or any part of the Corporation's assets or a similar transaction, since the issuance of any shares could be used to dilute the stock ownership of shares of the Corporation's voting stock held by that person. Any transaction which may be so discouraged could be a transaction that the Corporation's stockholders might consider to be in their best interests. The Board of Directors does have a fiduciary duty to act in the best interests of the Corporation's stockholders at all times. See also "--Potential Anti-Takeover Effects of Proposal."

     The Corporation's Board of Directors has not proposed the amendments to the Certificate of Incorporation as an anti-takeover measure. Any actions taken by the Corporation to discourage an attempt to acquire control of the Corporation may result in stockholders not being able to participate in any possible premiums which may arise in the absence of anti-takeover provisions, as well as may be used to entrench management's position even if such change in control may be beneficial to stockholders.

     The approval of the amendment to Article Fourth of the Certificate of Incorporation will not of itself cause any change in the capital stock or surplus of the Corporation. However, any future issuance of shares of Common Stock could have a dilutive effect on the Corporation's per share earnings and the stockholders' voting power in the Corporation.

DESCRIPTION OF CAPITAL STOCK

     The Common Stock for which authorization is sought would become part of the existing class of Common Stock. The new shares, when issued, would have the same rights and privileges as the shares of Common Stock now outstanding.

     Holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. The Corporation has paid a regular quarterly cash dividend on its shares of Common Stock since 1996. During 1997, the Corporation declared and paid quarterly cash dividends of $0.05 per share. Dividends in such amounts as may be determined by the Board of Directors may be declared and paid on the

Common Stock from time to time out of any funds legally available for the payment of dividends. The Corporation's long-term debt instruments limit the amount of cash dividends the Corporation can pay. Annual limitations are as follows: $5.0 million for 1998, $6.0 million for each year in 1999 and 2000, and $8.0 million for each year after the year 2000. The Corporation intends to continue paying cash dividends on its Common Stock, although future dividend declarations are at the discretion of the Corporation's Board of Directors and will depend on the Corporation's level of earnings, cash flow, financial requirements, economic and business conditions and other relevant factors, including the restrictions contained in the Corporation's long-term debt instruments.

     No stockholder of the Corporation has any preemptive right to subscribe for or purchase any of the shares of Common Stock. Holders of the Common Stock have no redemption, conversion or sinking fund rights. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of holders of Common Stock and do not have any cumulative voting rights. In the event of a liquidation, dissolution or winding-up of the Corporation, the holders of Common Stock are entitled to share equally and ratably in the assets of the Corporation, if any, remaining after the payment of all debts and liabilities of the Corporation and the liquidation preference of any outstanding Preferred Stock.

     The Board of Directors is authorized to provide for the issuance of Preferred Stock in one or more series and to fix the designations, preferences, powers and relative, participating, optional or other rights and restrictions thereof, including without limitation, the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, to fix the number of shares constituting any such series and to increase and decrease the number of shares of such series. The Board of Directors of the Corporation, without obtaining stockholder approval, may issue shares of Preferred Stock with voting rights or conversion rights which could adversely affect the voting power of the holders of the Common Stock. The Corporation's Certificate of Incorporation currently authorizes the Corporation to issue up to 8,000,000 shares of Preferred Stock. The proposed amendment would effect no change in the Corporation's Preferred Stock authorized for issuance. No shares of Preferred Stock have ever been issued, and the Corporation has no present plans to issue any shares of Preferred Stock.

POTENTIAL ANTI-TAKEOVER EFFECTS

     The additional shares of Common Stock proposed to be authorized would be available for issuance by the board in opposing an attempt by another corporation or individual to acquire or to take control of the Corporation which management may consider to not be in the best interest of the Corporation. For example, the Corporation might seek to frustrate a takeover attempt by making a private sale of a large block of shares to a third party who was opposed to such an attempt or by issuing shares of Preferred Stock or stock rights to stockholders, which shares or rights would acquire certain characteristics (such as conversion or redemption rights) upon an unfriendly takeover.

     The provisions of the Corporation's Certificate of Incorporation and Bylaws summarized below may be considered to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in his or her best interests, including those that might result in a premium over the market price for the shares.

     The Board of Directors of the Corporation is divided into three classes that are elected for staggered three-year terms. Stockholders may remove a director, or the entire Board of Directors with or without cause, by a majority of the voting power of the then-outstanding shares of voting stock. A vacancy may be filled by a majority vote of the directors remaining in office. The number of directors to constitute the entire Board of Directors may be determined only by the Board of Directors.

     Pursuant to the Certificate of Incorporation, the Corporation's Board of Directors by resolution may establish one or more series of Preferred Stock having such number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors without any further stockholder approval. These include, among other things, each share having more than one vote, voting as a class on certain matters, and special conversion rights or redemption features. Such rights, preferences, powers and limitations as may be established could have the effect of impeding or discouraging the acquisition of control of the Corporation.

     The Corporation is subject to Section 203 of the Delaware General Corporation Law ("Section 203") which contains certain restrictions on the ability of an "interested stockholder" (defined as a stockholder owning 15% or more of a corporation's voting stock) to engage in a "business combination" with such corporation. For purposes of Section 203, "business combination" is defined broadly to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

     The Corporation's Bylaws provide generally that they may be amended by the Board of Directors or by the affirmative vote of holders of a majority of shares of Common Stock outstanding and entitled to vote. However, the Certificate of Incorporation states that certain sections of the Bylaws regarding the election, qualification and removal of directors may only be amended with the affirmative vote of at least 60% of the outstanding shares of the Corporation entitled to vote.

     The Board recommends that the stockholders vote FOR the approval of the proposed amendment to the Corporation's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 to 40,000,000 shares.

              PROPOSAL TO APPROVE AMENDMENT TO THE IMCO RECYCLING INC.
                              ANNUAL INCENTIVE PROGRAM

GENERAL

     The Corporation's Annual Incentive Program (the "Incentive Plan") was originally adopted by the Board in February 1996 and approved by the stockholders at the Corporation's 1996 Annual Meeting. On February 25, 1998, the Board approved, subject to approval by the Corporation's stockholders, an amendment to the Incentive Plan, which increases the number of shares of Common Stock reserved for issuance under the Incentive Plan from 500,000 to 900,000 shares, subject to adjustments to reflect possible future stock splits, stock dividends, recapitalizations, reorganizations, mergers, combinations or exchanges of shares, or similar transactions.

     The provisions of the Incentive Plan are summarized below. The statements herein concerning the terms and provisions of the amendment to the Incentive Plan are summaries only and are qualified in their entirety by reference to the full text of the amendment, a copy of which is attached hereto as Appendix B.

     The Board of Directors believes that maintaining a source of shares for grants of bonuses, directors retainers and stock options is in the best interests of the Corporation in order for the Corporation to attract and retain talented individuals. The ability of the Corporation to make stock option grants to a broad class of Incentive Plan stock option participants preserves the Corporation's flexibility to attract new employees as well as reward existing employees for their contributions. The Incentive Plan increases the Corporation's ability, at any time and from time to time, to reward and retain those individuals who have been identified as important to the success of the Corporation or its subsidiaries.

     Eligible participants under the discretionary stock option provisions of the Incentive Plan include key employees, consultants, officers and directors of the Corporation and its subsidiaries selected by the Committee (or the Subcommittee) from time to time. At December 31, 1997, the Corporation estimates that approximately 90 individuals were eligible to participate in the Incentive Plan, 82 of whom were participants. As of March 20, 1998 options to purchase 477,400 shares of Common Stock had been granted under the Incentive Plan. See "Compensation Committee Report to Stockholders." As of March 20, 1998, only 10,104 shares of Common Stock were available for future grants of options under, and for other purposes of, the Incentive Plan.

     For information concerning stock options granted during 1997 under the Incentive Plan to the Named Executive Officers, the Corporation's executive officers as a group, all non-employee directors as a group, and all non-executive officers, employees and consultants as a group, see
"Remuneration of Directors and Officers -- Stock Options."

TERMS OF THE INCENTIVE PLAN

     Unless sooner terminated by action of the Board, the Incentive Plan will terminate on February 28, 2006, and thereafter no awards may be granted thereunder.

     BONUSES. The Subcommittee has the authority to grant bonuses to officers of the Corporation or any majority-owned subsidiary at such time, and in such amounts and under such terms as the Subcommittee determines in accordance with the Incentive Plan. The Incentive Plan authorizes the Subcommittee to award two types of bonuses: (i) a ROTA bonus, and (ii) an EPS bonus. The Subcommittee is authorized to grant ROTA bonuses to officers if the Corporation's return on total assets ("ROTA") is greater than ten percent (10%) with respect to a fiscal year. The Incentive Plan also provides that participants selected by the Subcommittee may be eligible for a bonus based on the Corporation's earnings per share ("EPS") for the current fiscal year as compared with the average of the Corporation's EPS for the prior three years. The maximum bonus amounts for any participant as calculated above may be reduced by an amount of up to 50% by the Subcommittee in its sole discretion; however, the total maximum bonus amounts to any participant may not be increased. In addition, the maximum total bonus payable to any participant with respect to any bonus year shall not exceed $750,000. On June 1 of each year, each participant shall irrevocably elect, in writing, the percentages of such participant's bonus to be paid in cash and in shares of Common Stock (the "Annual Election"). On the preliminary payment date, which shall be in the last month of the fiscal year in question, the Subcommittee shall calculate the bonuses and distribute 80% of the aggregate of the actual ROTA bonus and EPS bonus, if any, awarded to a participant. On the final payment date, which shall occur after the Corporation's independent auditors render their final audit opinion with respect to the fiscal year in question, the Subcommittee shall calculate the bonus, and distribute the portions of the bonus which had not been previously distributed to participants on the preliminary payment date.

     The Incentive Plan does not prohibit the Corporation from granting discretionary bonuses to employees, officers, non-employee directors or consultants from time to time.

     OPTIONS. The terms of the Incentive Plan permit the Committee (or the Subcommittee, in the case of officers and non-employee directors) from time to time, but not less often than annually, to grant options to selected key members of management of the Corporation or any majority-owned subsidiary eligible to receive grants of options under the Incentive Plan, if ROTA for that particular fiscal year exceeds 15%. In addition, the Incentive Plan permits the Committee at any time and from time to time to grant options on a discretionary basis to a broad base of potential participants (i.e. key employees, officers, non-employee directors and consultants of the Corporation or any majority-owned subsidiary), without regard to whether the 15% ROTA amount has been attained with respect to that fiscal year.

     The aggregate number of shares of Common Stock that may be represented by grants of stock options made to any individual participant under the Incentive Plan in any fiscal year may not exceed 100,000 shares.

     The exercise price for nonqualified stock options granted pursuant to the Incentive Plan cannot be less than the fair market value of Common Stock on the date of grant, and the

Committee or Subcommittee shall provide for the exercise of such options in installments and on such terms, conditions and restrictions as it may determine. The exercise price for an incentive stock option cannot be less than 100% (110% in the case of certain employees owning more than 10% of the outstanding shares of Common Stock) of the fair market value of Common Stock on the date of grant, and the Committee shall provide for the exercise of such options in installments and on such terms, conditions and restrictions as it may determine. The option period may not extend longer than ten years from the date the option is granted and, in the case of incentive stock options, is limited to five years from the date of grant for certain eligible participants owning more than 10% of the outstanding shares of Common Stock, subject to earlier expiration upon death, disability, retirement or termination of service.

     The options granted under the Incentive Plan are not transferable other than by will or by the laws of descent and distribution or pursuant to the terms of a qualified domestic relations order. The exercise of incentive stock options shall be subject to a $100,000 calendar year limit based on the fair market value of the Common Stock at the time the option was granted. During the lifetime of the optionee, his stock options may be exercised only by him unless the particular stock option agreement provides that his guardian or legal representative may do so.

     EXERCISE OF OPTIONS; RELOAD OPTIONS. The exercise price of options granted under the Incentive Plan may be paid in cash or in shares of Common Stock valued at their fair market value on the date of exercise (or in any combination of cash and shares of Common Stock having an aggregate fair market value equal to the exercise price). In the event that shares are delivered by a participant in payment of all of a portion of the exercise price and/or shares to be delivered to, or withheld by, the Corporation in payment of the Corporation's tax withholding obligations upon exercise, the participant so exercising a nonqualified stock option shall automatically be granted a replacement nonqualified stock option (or a participant exercising an incentive stock option shall automatically be granted a replacement incentive stock option) (in either case, a "Reload Stock Option") to purchase that number of shares so delivered to, or withheld by, the Corporation at an exercise price equal to the fair market value per share of Common Stock on such date of exercise. The option period for a Reload Stock Option will commence on the date of grant and expire on the expiration date of the original stock option it replaces.

     In the event that a participant exercises a stock option and receives a Reload Stock Option as described above, the participant is restricted from transferring or pledging that number of shares received by the participant upon exercise of the original stock option, which is equal to one-half of the total number of shares delivered to and/or withheld by the Corporation upon the participants exercise of the stock option (the "Restricted Stock").
These restrictions will continue in effect until the earliest to occur of the following: (i) the expiration of five years from the date of issuance of the Restricted Stock, (ii) in the case of an employee, the retirement of such participant from the Corporation or the subsidiary in accordance with standard retirement policies, (iii) in the case of a non-employee director, officer or consultant of the Corporation, the cessation of service to the Corporation of such participant in such capacity, (iv) the death of such participant, (v) the total and permanent disability of such participant, or
(vi) a Change in Control of the Corporation (as defined in the Incentive
Plan). However, shares of Restricted Stock may be used in payment of the exercise price of a stock option or in satisfaction of the Corporation's tax withholding obligations upon any such exercise. Except for those restrictions on transfer, participants receiving shares of Restricted Stock shall have all of the rights of a stockholder of the Corporation, including the right to vote the shares and the right to receive any dividends or distributions thereon. In addition, the Committee is empowered, in its discretion, to waive the restrictions on transfer imposed on shares of Restricted Stock.

     TERMINATION OF EMPLOYMENT OR SERVICE. The Incentive Plan states that upon termination of an optionee's employment or service with the Corporation for any reason other than death, total and permanent disability, or retirement, his nonqualified stock option will be exercisable for a period of 180 days after such termination to the extent the option was exercisable on the date of such termination (so long as the option is exercised prior to the date of its stated expiration). In the event of an optionee's death, total and permanent disability or retirement, his nonqualified stock option will be exercisable for a period of one year after such termination to the extent the option was exercisable on the date of such termination (so long as the option is exercised prior to the date of its stated expiration). With respect to incentive stock options, the options will terminate 90 days after termination of employment, except that if the optionee's employment with the Corporation terminates by reason of death or total and permanent disability, the options will terminate 180 days after the termination of the optionee's employment with the Corporation. The Incentive Plan provides that more restrictive terms than the foregoing concerning exercises following termination of service may be provided for in the particular stock option agreement. However, the Committee (or Subcommittee, in the case of officers) is also authorized, in its discretion, to extend the date upon which any option granted under the Incentive Plan ceases to be exercisable.

     The Incentive Plan provides that if an optionee who is an employee (including any employee-director) retires in accordance with standard policies of the Corporation, all stock options held by the optionee will become fully exercisable and vested. If an option granted under the Incentive Plan terminates or expires without having been exercised in full, the unexercised shares subject to that option will be available for further grants of options under the Incentive Plan.

     The Incentive Plan provides that in the event of a Change in Control (as defined therein) of the Corporation, all stock options will become fully exercisable and vested, regardless of provisions under option agreements requiring shares to be exercised in installments.

DIRECTORS' ANNUAL RETAINER

     The Corporation may pay an annual retainer, in amounts as may be established and modified from time to time at the discretion of the Board, to non-employee directors with respect to their service as members of the Board and committees thereof. The Incentive Plan provides that each non-employee director shall be granted as a retainer on a quarterly basis (i) a number of shares of Common Stock to be determined from time to time by the Board (the "retainer shares") plus (ii) a cash payment equal to the fair market value of the retainer shares, determined over the five successive trading days prior to the quarterly retainer award date. If a director so elects prior to the beginning of the fiscal quarter, the director may take a total retainer for that quarter equal to twice the number of the retainer shares in lieu of the cash portion of the quarterly retainer for such quarter. During 1997, the number of shares determined by the Board to constitute the number of retainer shares to be granted each quarter to each non-employee director was 250 shares. See "Remuneration of Directors and Officers."

ADMINISTRATION OF THE INCENTIVE PLAN

     The Incentive Plan is administered by the Compensation Committee of the Board and the Executive Compensation Subcommittee. The Committee (or Subcommittee) may grant options and bonuses subject to the terms of the Incentive Plan and determine the terms of options granted to participants. See "Compensation Committee Report to Stockholders".

AMENDMENT OF THE INCENTIVE PLAN

     The Incentive Plan provides that the Board may from time to time discontinue or amend the Incentive Plan without the consent of the participants, provided that no such amendment or termination will adversely affect any rights of participants with respect to options or bonuses previously granted or awarded without that participant's consent.

ADJUSTMENTS

     The Incentive Plan provides that the number of shares issuable in payment of bonuses and upon exercises of stock options and the exercise price of such options are subject to such adjustments as the Corporation may deem appropriate to reflect any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, reorganization, sale of substantially all of the Corporation's assets, liquidation or such similar events or occurrences, of or by the Corporation.

CERTAIN FEDERAL INCOME TAX ASPECTS

     The following is a summary of the principal federal income tax consequences associated with the Incentive Plan. It does not describe all federal income tax consequences under the Incentive Plan, nor does it describe foreign, state or local tax consequences. Each participant is urged to consult his or her personal tax advisor to determine the specific tax consequences to him or her with respect to the Incentive Plan.

     BONUSES. Under current law, bonuses paid in cash will be included for federal income tax purposes in the recipient's income as taxable compensation in the year paid, and the Corporation will generally receive an income tax deduction at the same time and for the same amount. Similarly, the fair market value of shares of Common Stock issued in payment of a portion of a recipient's bonus shall be recognized as taxable income to the recipient in the year issued, and the Corporation will generally receive an income tax deduction at the same time and for the same amount.

     NONQUALIFIED STOCK OPTIONS. The Incentive Plan is not a qualified plan within the meaning of Section 401 of the Code. The granting of a nonqualified stock option will not result in federal income tax consequences to either the Corporation or the optionee. Upon exercise of a nonqualified stock option, the optionee will recognize ordinary income in an amount equal to
                                       28
the difference between the fair market value of the shares on the date of exercise and the exercise price, and the Corporation will be entitled to a corresponding deduction.

     For purposes of determining gain or loss realized upon a subsequent sale or exchange of such shares, the optionee's tax basis will be the sum of the exercise price paid and the amount of ordinary income, if any, recognized by the optionee. Any gain or loss realized by an optionee on disposition of such shares generally will be a long-term capital gain or loss (if the shares are held as a capital asset for at least one year) and will not result in any tax deduction to the Corporation.

     INCENTIVE STOCK OPTIONS. In general, no income will be recognized by an optionee and no deduction will be allowed to the Corporation at the time of the grant or exercise of an incentive stock option granted under the Incentive Plan. When the stock received on exercise of the option is sold, provided that the stock is held for more than two years from the date of grant of the option and more than one year from the date of exercise, the optionee will recognize long-term capital gain or loss equal to the difference between the amount realized and the exercise price of the option related to such stock. If these holding period requirements under the Code are not satisfied, the subsequent sale of stock received upon exercise of an incentive stock option is treated as a disqualifying disposition. In general, the optionee will recognize taxable income at the time of a disqualifying disposition as follows: (i) ordinary income in an amount equal to the excess of the lesser of the fair market value of the Common Stock on the date the incentive stock option is exercised or the amount realized on such disqualifying disposition over the exercise price and (ii) capital gain to the extent of any excess of the amount realized on such disqualifying disposition over the fair market value of the Common Stock on the date the incentive stock option is exercised (or capital loss to the extent of any excess of the exercise price over the amount realized on disposition). Any capital gain or loss recognized by the optionee will be long-term or short-term depending upon the holding period for the stock sold. The Corporation may claim a deduction at the time of the disqualifying disposition equal to the amount of the ordinary income the optionee recognizes.

     Although an optionee will not realize ordinary income upon the exercise of an incentive stock option, the excess of the fair market value of the shares acquired at the time of exercise over the exercise price is included in alternative minimum taxable income for purposes of calculating the optionee's alternative minimum tax, if any, pursuant to Section 55 of the Code.

     WITHHOLDING. Withholding of federal income taxes at applicable rates will be required in connection with any ordinary income realized by a participant by reason of the payment of a bonus in cash or in shares of Common Stock and by reason of the exercise of stock options granted pursuant to the Incentive Plan. Such taxes may be deducted, withheld or remitted to the Corporation prior to the receipt of any Common Stock certificates.

     The Board recommends that stockholders vote FOR the proposal to approve amendment to the IMCO Recycling Inc. Annual Incentive Program.

              PROPOSAL TO APPROVE AMENDMENT TO THE IMCO RECYCLING INC.
                               1992 STOCK OPTION PLAN

GENERAL

     The Corporation's 1992 Stock Option Plan (the "1992 Plan") was adopted in 1992 and has since been amended a number of times. In February 1998, the Board approved, subject to approval by the Corporation's stockholders, an additional amendment to the 1992 Plan to increase the number of shares of Common Stock authorized to be issued under the 1992 Plan from 1,150,000 shares to 1,550,000 shares, subject to adjustments to reflect possible future stock splits, stock dividends, recapitalizations, reorganizations, mergers, combinations or exchanges of shares, or similar transactions.

     The provisions of the 1992 Plan, as proposed to be amended, are summarized below. The statements herein concerning the terms and provisions of this amendment are summaries only and are qualified in their entirety by reference to the full text of this amendment, a copy of which is attached hereto as Appendix C.

     Eligible participants under the 1992 Plan include employees, non-employee directors, officers and consultants selected by the Compensation Committee from time to time. At December 31, 1997, the Corporation estimates that approximately 90 employees, non-employee directors, officers and consultants were eligible to participate in the 1992 Plan, 70 of whom were participants. As of December 31, 1997 options to purchase 1,119,773 shares of Common Stock had been granted to 75 persons under the 1992 Plan at exercise prices ranging from $13.375 to $23.75 per share, leaving only 30,227 shares of Common Stock available for future option grants thereunder. As of March 20, 1997, the aggregate market value of the shares of Common Stock underlying outstanding options under the 1992 Plan was $17,939,000 (based on the closing sales price per share of $18.00 on the New York Stock Exchange Composite Tape on such date).

     For information concerning stock options granted during 1997 under the 1992 Plan to the Named Executive Officers, the Corporation's executive officers as a group, all non-employee directors as a group, and all non-executive officers, employees and consultants as a group, see
"Remuneration of Directors and Officers -- Stock Options."

TERMS OF THE 1992 PLAN

     Unless sooner terminated by action of the Board, the 1992 Plan will terminate on December 15, 2002, and thereafter no options may be granted thereunder.

     NON-EMPLOYEE DIRECTORS. On December 15th of each year, all directors of the Corporation who are not employees will receive a nonqualified stock option to purchase that number of shares of Common Stock determined by dividing the aggregate fair market value (determined over the previous four fiscal quarters when calculating the fair market value of the Common Stock retainer component) of the retainer granted to each director by the fair market value per share of Common Stock on December 15th. The exercise price for non-employee director options will be equal to the fair market value per share of Common Stock on the date of grant, and all such options shall vest and become fully exercisable after the expiration of six months after the date of grant. The term of each non-employee director option will expire ten years from the date of grant, subject to earlier expiration upon death, disability, retirement or termination of service. All grants of options to non-employee directors under the 1992 Plan are automatic without any discretion on the part of the Compensation Committee with respect to the grantee, the number of shares of Common Stock subject to options to be granted, the term of the options and the exercise price of the options.

     EMPLOYEES, CONSULTANTS AND OFFICERS. The Compensation Committee (or the Subcommittee, as the case may be) has the authority to grant stock options to key employees, consultants and officers of the Corporation (including non-employee officers) or any majority-owned subsidiary at such time, in such amounts and under such terms as the Compensation Committee or the Subcommittee determines in accordance with the 1992 Plan.

     Terms of the 1992 Plan concerning exercises of stock options, Reload Stock Options, Restricted Stock, and termination of employment or service are substantially the same as the corresponding terms of the Incentive Plan. See "Proposal to Approve Amendment to the IMCO Recycling Inc. Annual Incentive Program," "--Terms of the Incentive Plan -- Exercise of Options; Reload Options," and "--Termination of Employment or Service."

ADMINISTRATION OF THE 1992 PLAN

     The 1992 Plan is administered by the Compensation Committee of the Board and the Executive Compensation Subcommittee thereof. The Committee (or Subcommittee) may grant options subject to the 1992 Plan and determine the terms of options granted to participants. See "Compensation Committee Report to Stockholders."

AMENDMENT OF THE 1992 PLAN

     The 1992 Plan provides that the Board may from time to time discontinue or amend the 1992 Plan without the consent of the participants, provided that no such amendment or termination will adversely affect any rights of participants with respect to options or bonuses previously granted or awarded without that participant's consent.

CERTAIN FEDERAL INCOME TAX ASPECTS

     The following is a summary of the principal federal income tax consequences associated with grants of options under the 1992 Plan. It does not describe all federal income tax consequences under the 1992 Plan, nor does it describe foreign, state or local tax consequences. Each participant is urged to consult his or her personal tax advisor to determine the specific tax consequences to him or her of the 1992 Plan.

     NONQUALIFIED AND INCENTIVE STOCK OPTIONS. For a description of certain federal income tax consequences associated with nonqualified and incentive stock options granted under the 1992 Plan, see "Proposal to Approve Amendment to the IMCO Recycling Inc. Annual Incentive

Program -- Certain Federal Income Tax Aspects -- Nonqualified Stock Options," and "--Incentive Stock Options."

     WITHHOLDING. Withholding of federal income taxes at applicable rates will be required in connection with any ordinary income realized by a participant by reason of the exercise of stock options granted pursuant to the 1992 Plan. A participant must pay such taxes to the Corporation in cash or Common Stock prior to the receipt of any Common Stock certificates.

     The Board recommends that stockholders vote FOR the proposal to approve the amendment to the IMCO Recycling Inc. 1992 Stock Option Plan.


             PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board, upon the recommendation of its Audit Committee, has selected Ernst & Young LLP as independent auditors to examine the consolidated financial statements of the Corporation for 1998. Stockholders are being asked to ratify this appointment. The Corporation has been informed that neither Ernst & Young LLP nor any of its partners have any direct financial interest or any material indirect financial interest in the Corporation nor have had any connection during the past three years with the Corporation in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

     The Board recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as the Corporation's independent auditors for 1998.

                                   OTHER MATTERS

     The Corporation will bear all costs of this proxy solicitation. In addition to soliciting proxies by mail, directors, executive officers and employees of the Corporation, without receiving additional compensation, may solicit proxies by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Common Stock, and the Corporation will reimburse such brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with forwarding such materials. In addition, the Corporation has retained the services of Kissel-Blake Inc., a proxy solicitation firm, for assistance in connection with the Annual Meeting at a cost of approximately $7,000 plus reimbursement of their reasonable out-of-pocket expenses.

     The Board does not know of any business to be presented for consideration at the Annual Meeting other than that stated in the accompanying Notice. It is intended, however, that the persons authorized under the Board's proxies may, in the absence of instructions to the contrary, vote or act in accordance with their judgment with respect to any other proposal properly presented for action at such meeting.

     The Annual Report to Stockholders for the fiscal year ended December 31, 1997, which includes financial statements, is enclosed herewith. The Annual Report does not form a part of this Proxy Statement or the materials for the solicitation of proxies to be voted at the annual meeting.

     A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES BUT NOT INCLUDING EXHIBITS, WILL BE FURNISHED AT NO CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED UPON RECEIPT OF A WRITTEN REQUEST OF SUCH PERSON ADDRESSED TO IMCO RECYCLING INC., ATTN: PAUL V. DUFOUR, 5215 NORTH O'CONNOR BLVD., SUITE 940, CENTRAL TOWER AT WILLIAMS SQUARE, IRVING, TEXAS 75039, TELEPHONE (972) 869-6575. THE CORPORATION WILL ALSO FURNISH SUCH ANNUAL REPORT ON FORM 10-K TO ANY "BENEFICIAL OWNER" OF SUCH SECURITIES AT NO CHARGE UPON RECEIPT OF A WRITTEN REQUEST, ADDRESSED TO MR. DUFOUR CONTAINING A GOOD FAITH REPRESENTATION THAT, AT THE RECORD DATE, SUCH PERSON WAS A BENEFICIAL OWNER OF SECURITIES OF THE CORPORATION ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 13, 1998. COPIES OF ANY EXHIBIT TO THE FORM 10-K WILL BE FURNISHED UPON THE PAYMENT OF A REASONABLE FEE.

     Information contained in the Proxy Statement relating to the occupations and security holdings of directors and officers of the Corporation is based upon information received from the individual directors and officers.

     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

                              By Order of the Board of Directors



                              Paul V. Dufour
                              Secretary

Irving, Texas
March 31, 1998

                                                                     APPENDIX A

                                     AMENDMENT
                                         TO
                             INCREASE AUTHORIZED SHARES

     Following is the text of the proposed amendment to Article FOURTH of the Certificate of Incorporation of the Corporation:

     Article FOURTH of the Corporation's Certificate of Incorporation is amended so that, as amended, Article FOURTH shall be and read as follows:

     "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 48,000,000, 8,000,000 of such shares to be classified as preferred stock (the "Preferred Stock"), par value $0.10 per share, and 40,000,000 of such shares to be classified as common stock (the "Common Stock"), par value $0.10 per share."

                                                                     APPENDIX B

                                 AMENDMENT TO THE
                                IMCO RECYCLING INC.
                              ANNUAL INCENTIVE PROGRAM


I. Article III of the IMCO Recycling Inc. Annual Incentive Program is hereby deleted in its entirety and replaced with the following:

                                    "ARTICLE III
                               SHARES SUBJECT TO PLAN

          Subject to the provisions of Articles XVI and XVII of the Plan, the aggregate number of shares which may be issued to Participants under grants of Stock Options and in payment of Bonuses made by the Committee under the Plan shall be:

            (a)  900,000 shares of Common Stock; plus

            (b) the number of shares that are delivered or tendered, or withheld from any exercise, by a Participant as full or partial payment made to the Company in connection with the exercise price of any Stock Option or in connection with satisfying the Participant's tax withholding obligations pursuant to Section 19.6 of the Plan, to the extent that a Reload Stock Option is granted to purchase such number of shares so delivered to or withheld by the Company.

        The aggregate number of shares of Common Stock that may be represented by grants of Stock Options made to any Participant under the Plan in any Bonus Year may not exceed 100,000 shares. Shares to be distributed and sold under the Plan may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration or unexercised termination of a Stock Option are no longer subject to purchase may be reoffered under the Plan. Shares of Common Stock that are forfeited pursuant to the terms of the Plan shall be returned to the Plan and made available for future grant."

                                                                     APPENDIX C

                                 AMENDMENT TO THE

                                IMCO RECYCLING INC.

                               1992 STOCK OPTION PLAN

I. Article III of the IMCO Recycling Inc. 1992 Stock Option Plan is hereby deleted in its entirety and replaced with the following:

                                    "ARTICLE III
                               SHARES SUBJECT TO PLAN

          Subject to the provisions of Articles XII and XIII of the Plan, the aggregate number of shares which may be issued to Participants under grants of Stock Options made by the Committee under the Plan shall be:

     a.   1,550,000 shares of Common Stock; plus

     b. The number of shares that are delivered or tendered, or withheld from any exercise, by a Participant as full or partial payment made to the Company in connection with the exercise price of any Stock Option or in connection with satisfying the Participant's tax withholding obligations pursuant to Section 15.7 of the Plan, to the extent that a Reload Stock Option is granted to purchase such number of shares so delivered to or withheld by the Company.

          The aggregate number of shares of Common Stock that may be represented by grants of Stock Options made to any Participant under the Plan during any fiscal year during which the Plan is in effect, may not exceed 100,000 shares. Shares to be distributed and sold may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration or unexercised termination of a Stock Option are no longer subject to purchase may be reoffered under the Plan."

Dear Stockholder:

Enclosed you will find material relative to the Corporation's 1998 Annual Meeting of Stockholders. The Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting, as summarized on the attached proxy card.

Whether or not you expect to attend the Annual Meeting, please complete and return promptly the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States. As a stockholder, please remember that your vote is important to us. We look forward to hearing from you.

IMCO Recycling Inc.

                                REVOCABLE PROXY

                              IMCO RECYCLING INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoint(s) Don V. Ingram and Paul V. Dufour, or either of them, each with full power of substitution, as proxies of the undersigned, with all the powers that the undersigned would possess if personally present to cast all votes that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of IMCO Recycling Inc. (the "Corporation") to be held on Wednesday, May 13, 1998 at the Central Tower at Williams Square, Twenty-Sixth Floor, La Cima Club, Lakeside Room, 5215 North O'Connor Blvd., Irving, Texas, at 9:00 a.m., Central Daylight Savings Time, and at any and all adjournments and postponements thereof (the "Annual Meeting"), including (without limiting the generality of the foregoing) to vote and act as follows on the reverse side.

     This Proxy will be voted at the Annual Meeting and any adjournments or postponements thereof as specified. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED ON THE REVERSE SIDE AND FOR PROPOSALS 2, 3, 4 AND 5 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 6. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.

                          (Continued on Reverse Side)

1. * For * Against Election of Directors: The election of the following nominees to the Board of Directors as Class I Directors unless otherwise indicated below:
Nominees: Don V. Ingram Steve Bartlett

IN THE EVENT THE UNDERSIGNED WISHES TO WITHHOLD AUTHORITY TO VOTE FOR ANY PARTICULAR NOMINEE OR NOMINEES LISTED ABOVE, PLEASE SO INDICATE BY CLEARLY AND NEATLY LINING THROUGH OR STRIKING OUT THE NAME OF ANY SUCH NOMINEES OR NOMINEES.

2. * For * Against * Abstain The proposal to amend the Corporation's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 shares to 40,000,000 shares.

3. * For * Against * Abstain The Proposal to amend the Corporation's Annual Incentive Program.

4. * For * Against * Abstain The Proposal to amend the Corporation's 1992 Stock Option Plan.

5. * For * Against * Abstain The Proposal to ratify the appointment of Ernst & Young LLP as the independent certified public accountants of the Corporation for 1998.

6. In their discretion, upon such other matters as may properly come before the meeting or any adjournment thereof.

Please complete, date, sign and mail this Proxy promptly in the enclosed envelope. No postage is required for mailing in the United States.



Dated..................................................., 1998


 .........................................................
Stockholder's Signature


 .........................................................
Stockholder's Signature

IMPORTANT: Please date the Proxy and sign exactly as your name appears in the Proxy. If shares are held by joint tenants, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.